Exhibit 10.9

[SIELOX LETTERHEAD]

December 28, 2005

Karen G. Evans
17 Huntsman Drive
Boothwyn, PA 19061

Dear Karen Evans:

It is my pleasure to extend the following offer of employment to you on behalf of Sielox, LLC.  This offer is contingent upon the successful purchase by Sielox, LLC of the Access Control Group from Checkpoint Systems, Inc. which is expected to be completed by December 31, 2005.  Your title will be President and General Manager reporting to William Fox, the Chief Executive Officer of LQ Corporation, Inc. (“LQ”).

Your Base Salary will be paid semi-monthly at an annual rate of $100,000 and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Commission override — You will receive a 1% commission override on all Sielox, LLC net sales in calendar 2006.

2006 Bonus Potential:  Based upon the Company achieving certain financial targets and goals & objectives to be agreed upon with the CEO of LQ, you will be eligible for a bonus.  The 2006 plan will be based on the formula determined by the company for that year.  You are eligible for a bonus worth an additional 20 percent of your base salary.

Employee Patent, Copyright, and Secrecy Agreement:  Our standard employee patent, copyright, and secrecy agreement which is attached must be signed prior to start.

Benefits:  Standard company health, life, disability, vision, and dental insurance coverage are offered and effective per company policy.  Employee contributions for benefit plans is determined annually.  You will also be eligible to participate in other benefits, including short and long term disability, life insurance and the LQ Corporation, Inc. (LQ) 401(k) plan all which was reviewed at the Employee Orientation on November 17, 2005.

Stock Options:  You will be eligible to receive stock options under the LQ Stock Option Plan.  You will receive 2,500 options to purchase LQ common stock.  These options will vest over a four year period.

Vacation:  You will be entitled to 5 weeks per year, plus personal days per company policy.

Severance:  You will be entitled to three months severance if you are terminated without cause.  Your employment with Sielox, LLC is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You will be provided with several employment forms which you will need to complete and provide to us on your first day.  You are required to provide proof of eligibility of employment; therefore, you will need to provide us with two forms of identification such as a driver’s license and social security card.

You acknowledge that this offer letter, represents the entire agreement between you and Sielox, LLC and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Sielox.

We are very pleased to have you join our team and are looking forward to working with you.  If you are in agreement with the above outline, please sign below and return a copy of this letter at your earliest convenience.  Please retain the other copy for your files.  This offer is contingent upon the successful completion of the purchase of the Access Control Group from Checkpoint Systems and will remain open until such time.

If you have a questions regarding the above, please do not hesitate to contact me.

Sincerely,

/s/  WILLIAM FOX

By:

William Fox

Chief Executive Officer

on behalf of:

LQ Corporation, Inc.

December 28, 2005

/s/
Employee Signature

Date

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